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                                                                   Exhibit 10.70


                   AGREEMENT REGARDING SATISFACTION OF DEBT
                              AND LICENSE AMENDMENT

      This is an Agreement dated September 4, 2003 among Atari, Inc. ("Atari"), a Delaware corporation, California U.S. Holdings, Inc. (CUSH), a California corporation, and Infogrames Entertainment, S.A. ("IESA"), a French societe anonyme, regarding (a) the satisfaction of all Atari's indebtedness to IESA, and CUSH, as further described in Section 1.1 hereunder, (b) inclusion of shares of Atari common stock ("Common Stock") owned by IESA in an underwritten public offering of Common Stock, and (c) amendments to the Trademark License Agreement effective as of May 1, 2003 (the "Trademark License") between Atari Interactive, Inc. ("Interactive") and Atari. The agreement between Atari and IESA is as follows:

                                   Article 1

                          SATISFACTION OF INDEBTEDNESS

      1.1 Simultaneously with the execution of the underwriting agreement relating to the Public Offering described in Section 1.2 (the "Underwriting Agreement"), Atari will do the following in full satisfaction of Atari's entire indebtedness to IESA and CUSH:

            1.1.1 Atari will transfer to IESA the entire indebtedness owed on that day from Interactive to Atari (which indebtedness, at June 30, 2003, totaled $39.0 million) in satisfaction of Atari's obligations with regard to 0% subordinated convertible notes due December 16, 2004 ("0% Notes") with an accreted value (based upon accretion at the rate of 7% per annum, which causes the 0% Notes to have an accreted value at the date of this Agreement equal to 91.39% of their principal amount at maturity) equal to the amount of such indebtedness of Interactive that is transferred to IESA.

            1.1.2 Atari will transfer to IESA the entire indebtedness owed on that day from Atari Australia to Atari (which indebtedness, at June 30, 2003, totaled $1.9 million) in satisfaction of 0% notes with an accreted value equal to the amount of such indebtedness of Australia Ltd. that is transferred to IESA.

                  a. If the indebtedness owed from Interactive and Atari Australia to Atari on the day the Underwriting agreement is signed exceeds the total principal and accreted interest with regard to the 0% Notes, Atari will transfer the excess to CUSH in satisfaction of the same amount of Atari's obligations with regard to the 5% convertible subordinated notes due December 16, 2004 ("5% Notes") that are held by CUSH (which obligations at June 30, 2003 totaled $72.2 million).

            1.1.3 Atari will satisfy the remainder of its indebtedness to IESA and CUSH (which remainder, at June 30, 2003, totaled $170.1 million, as further described in section 11.3 b hereunder) by issuing and delivering to IESA and CUSH shares of Common Stock, valued at the public offering price shown on the cover page of the prospectus relating to the Public Offering, with a total value equal to the amount of Atari's indebtedness to IESA that is being satisfied under this subsection 1.1.3.
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                  a. Except to the extent shares issued to IESA and CUSH are to be sold in the Public Offering, the certificates representing the shares that Atari issues to IESA and CUSH under this Agreement may bear a legend to the effect that the shares they represent have been issued in a transaction that was not registered under the Securities Act of 1933, as amended, or registered or qualified under any state securities laws and may not be sold or transferred other than in a transaction that is registered under that Act or that is exempt from the registration requirements of that Act and complies with applicable state securities laws.

                  b. For the avoidance of doubt, amounts in principal of indebtedness of Atari to IESA and CUSH as at June 30, 2003, excluding accrued interest and related fees on financial indebtedness other than 0% Notes and 5% Notes, are as follows: $44.8 million under the credit agreement; $48.3 million under the Shiny loan; $45.7 million under the 0% Notes (including accreted interest); $72.2 million under the 5% Notes (including accreted interest). As at June 30, 2003, amounts due to Atari are as follows: $1.9 million due by Atari Australia, $39.0 million due by Interactive.

                  c. At closing, accrued interest and fees on 0% Notes and 5% notes will be paid as described in Section 1.1.1 and 1.1.2 and for the balance, if any, in shares as described in this section 1.1.3. Accrued interest and fees on debt other than 0% Notes and 5% Notes will be set off in cash in connection with the ordinary netting of royalty and other expense payments between Atari, IESA and Atari Europe before September 30, 2003. The parties will agree on such amounts simultaneously with the calculation of closing amounts in connection with the Public Offering.

      1.2 As used in this Agreement, the term "Public Offering" means an offering of Common Stock through underwriters represented by UBS Securities LLC, or by other underwriters approved by Atari and by IESA (the "Underwriters"). It is currently contemplated that the gross proceeds of the Public Offering (including full exercise of the over-allotment option) should be in an amount of approximately $145.000.000.

                                   Article 2
                INCLUSION OF IESA OWNED SHARES IN PUBLIC OFFERING

      2.1 Atari will cause the shares of Common Stock sold in the Public Offering to include a number of shares owned, and being sold, by IESA with a public offering price equal to the lesser of (a) $100 million, and (b) the following amount:

            2.1.1 the total public offering price of all the shares offered in the Public Offering, not including shares the Underwriters will have the right to purchase upon exercise of an option (the "Over-Allotment Option") to cover over-allotments in connection with the Public Offering, minus

            2.1.2 all Atari's expenses related to the Public Offering (including, but not limited to, the underwriting discounts and commissions related to all the shares sold in the Public Offering, all filing fees and other fees related to all the shares sold in the Public Offering, and Atari's estimated legal, accounting, printing and other expenses related to the Public Offering), and minus


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            2.1.3 $35 million.

      2.2 At closing, Atari will pay all the expenses of the Public Offering, including, but not limited to, reimbursing to IESA underwriting discounts and commissions relating to shares sold by IESA (net of reductions to fees [Euro 300.000] paid to an affiliate of UBS Securities LLC given as a result of the Public Offering), except that Atari will not pay or reimburse IESA for any legal, accounting or other costs IESA incurs separately in connection with the Public Offering.

      2.3 If the total public offering price of the shares sold by IESA in the Public Offering, without taking account of shares sold upon exercise of the Over-Allotment Option, is less than $100 million, and the Underwriters exercise the Over-Allotment Option in whole or in part, then the shares of Common Stock sold to the Underwriters as a result of exercise of the Over-Allotment Option will be sold by IESA, up to the number of shares that is the lesser of:

            2.3.1 all the shares sold as a result of exercise of the Over-Allotment Option, or

            2.3.2 the number of shares such that the public offering price of the shares sold by IESA in the Public Offering without taking account of shares sold upon exercise of the Over-Allotment Option, plus the exercise price paid by the Underwriters with regard to shares purchased from IESA as a result of exercise of the Over-Allotment Option, totals $100 million.

If the number of shares as to which the Over-Allotment Option is exercised exceeds the number of shares that will be sold by IESA as provided in this Section, the additional shares as to which the Over-Allotment Option is exercised will be sold by Atari.

      2.4 IESA will cooperate in all reasonable ways to cause the Public Offering to take place as promptly as practicable, including, but not limited to
(a) negotiating and executing an Underwriting Agreement, (b) agreeing (if it has not already done so) not to sell Atari stock, other than in the Public Offering, as a result of exercise of the Over-Allotment Option, or with the consent of the representative of the Underwriters, for a period of up to 90 days after the closing of the sale of Common Stock in the Public Offering, (c) directing Atari to deliver to the Underwriters the certificates representing shares being issued to IESA in accordance with Section 1.1.3 that are included in the Public Offering, and delivering to Atari any documents of transfer that Atari reasonably requests to enable it to do that, (d) entering into any escrow arrangement or other arrangement that the underwriters may reasonably request to ensure delivery of shares of Common Stock that are being sold by IESA in the Public Offering or that are being sold by IESA upon exercise of the Over-Allotment Option, and (e) providing to Atari any information regarding IESA as a selling securityholder that Atari is required to include in the Registration Statement under the Securities Act of 1933 relating to the Public Offering (to the extent it has not already done so).

                                   Article 3

                         AMENDMENT OF TRADEMARK LICENSE

      3.1 Simultaneously with the execution of this Agreement, Atari is executing, and IESA is causing Interactive to execute, an Amended Trademark License Agreement in the form


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of Exhibit 3.1 to this Agreement (the "Amendment"), which (i) will be for a term ending on December 31, 2013, and (ii) will require royalty payments based upon Atari's net revenues during 2009 through 2013. As is stated in the Amendment, the Amendment will not become effective unless and until Atari and the representative of the Underwriters execute the Underwriting Agreement and the Amendment will terminate if the Underwriting Agreement is not executed on or before December 31, 2003. Unless and until the Amendment becomes effective, the Trademark License Agreement will remain in effect and the rights and obligations of Atari and Interactive with regard to the trademarks and other matters that are the subject of the Trademark License Agreement will continue to be as provided in the Trademark License Agreement.

      3.2 As consideration for Interactive's agreeing to the Amendment, when the Amendment becomes effective as provided in Paragraph 3.1, Atari will issue and deliver to Interactive 2,000,000 shares of Common Stock. The certificates representing the 2,000,000 shares will be registered in Interactive's name, but the certificates representing those shares may bear a legend to the effect that the shares they represent have been issued in a transaction that was not registered under the Securities Act of 1933, as amended, or registered or qualified under any state securities laws, and may not sold or transferred other than in a transaction that is registered under that Act or that is exempt from the registration requirements of that Act and complies with applicable state securities laws.

      3.3 Atari will not be required to deliver the certificates representing the 2,000,000 shares of Common Stock to Interactive unless and until Interactive delivers to Atari a letter stating that Interactive is acquiring those shares for investment, and not with a current view to their resale or distribution. Atari's failure to deliver the certificates to Interactive because Interactive did not deliver the letter to Atari will not prevent the Amendment from being effective.

                                   Article 4

                         REPRESENTATIONS AND WARRANTIES

      4.1 Atari represents and warrants to IESA as follows:

            4.1.1 Atari is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware in the United States of America.

            4.1.2 Atari has full corporate power and authority to enter into this Agreement and carry out the transactions contemplated by it. This Agreement has been approved by all required corporate action on the part of Atari, and is a valid and binding Agreement of Atari, that is enforceable against Atari in accordance with its terms.

            4.1.3 Neither the execution and delivery of this Agreement by Atari, nor the fulfillment by Atari of any of its obligations under this Agreement, will violate or constitute a default under the Atari's certificate of incorporation or by-laws, any order of any court or governmental agency to which Atari or any of its subsidiaries is subject, or any agreement to which Atari or any of its subsidiaries is a party or by which any of them or any of their assets is bound.


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            4.1.4 When Atari issues shares of Common Stock to IESA or to
Interactive as required by this Agreement, those shares will be duly authorized and issued, fully paid and non-assessable.

            4.1.5 When the Amendment becomes effective, the Amendment will be a valid and binding Agreement of Atari, that is enforceable against Atari in accordance with its terms.

      4.2 IESA represents and warrants to Atari as follows:

            4.2.1 IESA is a societe anonyme duly formed and validly existing under the laws of the Republic of France.

            4.2.2 IESA has full power and authority to enter into this Agreement and carry out the transactions contemplated by it. This Agreement has been approved by all required action on the part of IESA, and is a valid and binding Agreement of IESA, that is enforceable against IESA in accordance with its terms.

            4.2.3 Neither the execution and delivery of this Agreement by IESA, nor the fulfillment by IESA of any of its obligations under this Agreement, will violate or constitute a default under IESA's Articles of Association, any order of any court or governmental agency to which IESA or any of its subsidiaries is subject, or any agreement to which IESA or any of its subsidiaries is a party or by which any of them or any of their assets is bound.

            4.2.4 When Atari transfers the indebtedness of Interactive and of Atari Australia, and issues shares of its Common Stock, to IESA and CUSH as contemplated by Article 1, all the indebtedness of Atari to IESA and CUSH on that day will be satisfied, and neither IESA nor CUSH nor any other person will have any rights or claims against Atari with regard to any of that indebtedness.

            4.2.5 When the Amendment becomes effective, the Amendment will be a valid and binding Agreement of Interactive, that is enforceable against Interactive in accordance with its terms, and Atari will have the right to use the name "Atari" and the logo that are the subject of the Amendment for the period and on the terms and conditions provided in the Amendment.

            4.2.6 When IESA and CUSH receives shares of Common Stock in satisfaction of debt in accordance with Section 1.1.3, except to the extent those shares are included in the shares IESA sells in the Public Offering, IESA will be receiving those shares for investment, and not with a current view to their sale or distribution.

                                   Article 5

                        CONDITIONS TO PARTIES OBLIGATIONS

      5.1 The obligations of Atari and of IESA under this Agreement will be conditioned upon fulfillment of the following conditions (which each of them may waive as to itself, but not as to the other of them):

            5.1.1 The closing of the transactions contemplated by the Underwriting Agreement shall have taken place on or before December 31, 2003.


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            5.1.2 The public offering price of the shares sold in the Public
Offering will be approved both by IESA and by Atari.

            5.1.3 The total public offering price of the shares sold in the Public Offering, without taking account of shares that are sold on exercise of the Over-Allotment Option, will be at least $125,000,000;

      5.2 The obligations of Atari under this Agreement are subject to the following conditions (any or all of which may be waived by Atari):

            5.2.1 The representations and warranties of IESA in Section 4.2 will be true and correct on the day the Underwriting Agreement is executed with the same effect as though they were made on that day, and Atari will have received a certificate signed by an officer of IESA certifying that that is the case.

            5.2.2 IESA will have fulfilled in all material respects all its obligations under this Agreement that are required to be fulfilled on or before the day on which the Underwriting Agreement is executed, and Interactive will have done everything that IESA was required to cause Interactive to do on or before the day on which the Underwriting Agreement is signed.

      5.3 The obligations of IESA under this Agreement are subject to the following conditions (any or all of which may be waived by IESA):

            5.3.1 The representations and warranties of Atari in Section 4.1 will be true and correct on the day the Underwriting Agreement is executed with the same effect as though they were made on that day, and IESA will have received a certificate signed by an officer of Atari certifying that that is the case.

            5.3.2 Atari will have fulfilled in all material respects all its obligations under this Agreement that are required to be fulfilled on or before the day on which the Underwriting Agreement is signed.

                                    Article 6

                                     GENERAL

      6.1 Except as described above with regard to payment of expenses relating to the Public Offering, Atari and IESA each will pay its own expenses in connection with the transactions that are the subject of this Agreement.

      6.2 This Agreement will bind, and be for the benefit of, Atari, IESA and their respective successors. It will not be for the benefit of any other person.

      6.3 Neither this Agreement nor any right of any party under it may be assigned.

      6.4 Atari and IESA each acknowledges that if it breaches this Agreement, the other of them will be irreparably harmed by that breach in a manner which cannot be readily compensated by monetary damages. Therefore, Atari and IESA each agrees that if it breaches or threatens to breach this Agreement, the other of them will be entitled, in addition to any other


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remedies to which it may be entitled, to injunctive relief to prevent the threatened breach or any further breaches of this Agreement and to specific performance of the provisions of this Agreement.

      6.5 This Agreement will be governed by and construed under the laws of the State of New York in the United States of America.

      6.6 Atari and IESA each (i) agrees that any action or proceeding relating to this Agreement (a "Proceeding") may be brought to any Federal or state court sitting in the Borough of Manhattan in the City of New York, in the United States of America, (ii) consents to the jurisdiction and venue of each court specified in clause (i) in each Proceeding, (iii) agrees not to seek a change of venue of any Proceeding from any court specified in clause (i), whether because of inconvenience of the forum or for any other reason (but nothing in this subsection 6.5 will prevent a party from removing a proceeding from a state court specified in clause (i) to a Federal court specified in clause (i)), and
(iv) agrees that process in any Proceeding may be served upon it by registered mail or in any other manner permitted by the rules of the court in which the Proceeding is brought.

      6.7 This Agreement and the Amendment contain the entire agreement between Atari and IESA regarding the subject matter of this Agreement, all prior negotiations, understandings and agreements between them (including those contained in a Term Sheet dated August 8, 2003) are superceded by this Agreement, and there are no representations, warranties, understandings or agreements concerning the subject matter of this Agreement other than those expressly set forth in this Agreement or in the Amendment.

      6.8 Atari and IESA will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and will make any modifications that the other of them reasonably requests, but nothing in this Section will prevent either party or any affiliate of either party from issuing any press release or making any other statement or announcement when and as required by law or by the rules of any securities exchange or securities quotation system on which securities of that party or an affiliate are listed or quoted.

      6.9 The Article headings of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

      6.10 Any notice or other communication required or permitted to be given under this Agreement must be in writing and will be deemed effective on the day when it is delivered in person or sent by facsimile (with acknowledgement of receipt at the number to which it is required to be sent), or on the tenth business day after the day on which it is mailed by the highest form of regular mail (including airmail) from within the United States of America or France, addressed as follows (or to such other address as the party to which the notice or other communication is sent may have specified in the manner provided in this Paragraph):

                  If to Atari:      Atari, Inc.
                                    417 Fifth Avenue
                                    New York, New York 10016
                                    United States of America


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                                    Attention: General Counsel
                                    Facsimile No.: 1-212-726-4239

                  If to IESA:       Infogrames Entertainment, S.A.
                                    1, Place Verrazzano
                                    69252 Lyon Cedex 09
                                    France
                                    Attention: General Counsel
                                    Facsimile No.: 33 4 37 64 30 95

      6.11 This Agreement may be amended only by a document in writing signed by both Atari and IESA.

      6.12 This Agreement may be executed in two or more counterparts or with counterpart signature pages, some of which may contain the signature of only one of the parties or may contain facsimile signatures of one of the parties. Each of those counterparts will be deemed to be an original, but all of them together will constitute one and the same agreement.


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      IN WITNESS WHEREOF, Atari and IESA has each executed this Agreement, intending to be legally bound by it, on the day shown on the first page.

ATARI, INC.


By:      /s/ Bruno Bonnell
    -------------------------------------
         Bruno Bonnell
         Title: CEO


INFOGRAMES ENTERTAINMENT, S.A.


By:      /s/ Frederic Chesnais
    -------------------------------------
         Frederic Chesnais
         Title: Directeur General Delegue


California US Holding, Inc.


By:      /s/ Frederic Chesnais
    -------------------------------------
         Frederic Chesnais
         Title: Attorney-In-Fact


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